Exhibit 10.13

EMPLOYMENT AGREEMENT dated September 17, 2007 between The Resourcing Solutions Group, Inc., a Nevada corporation, with a principal place of business at 7621 Little Avenue, Suite 101, Charlotte, NC 28226 ( “Company”) and Paul Halter an individual residing at 4312 Stourton Lane, Charlotte, NC 28226 (“Executive”).

R E C I T A L S

Whereas, the Company desires to employ and retain the unique experience, ability and services of Executive as a principal executive officer and desires to retain Executive’s services in an advisory and consulting capacity and to prevent any other competitive business from securing his/her services and utilizing his/her experience, background and expertise.

Whereas, the terms, conditions and undertakings of this Agreement were submitted to, and duly approved and authorized by the Company’s President at a meeting held on September 15, 2007.

NOW THEREFORE in consideration of the mutual promises, terms, conditions and undertakings hereinafter set forth, it is agreed between the parties as follows:

1.    Employment

 (a)  Executive Employment:  The Company employs Executive and Executive accepts employment in a principal executive and managerial capacity effective October 1, 2007 until December 31, 2012.  After December 31, 2012, either Executive or the Company may, at any time terminate Executive’s Executive Employment subject to the restrictions and conditions hereinafter contained on four (4) months prior written notice to the other party.

(b) Automatic Renewal:  This Agreement shall be renewed automatically for succeeding terms of three (3) years each unless either party gives written notice to the other at least ninety (90) days prior to the expiration of any term of Executive’s or Company’s intention not to renew pursuant to Company’s bylaws.

(c)  “Executive Employment” Defined:  “Executive Employment” as used herein refers to the entire prior of employment of Executive by Company, whether for the periods provided above, or whether terminated earlier as hereinafter provided or extended by mutual agreement between the Company and Executive.

2.           Duties and obligations.

(a) Executive shall serve as Executive Vice President of the Company and President of the admitted insurance company subsidiary. In Executive’s capacity, Executive shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of Company, including the hiring and firing of all employees, subject at all times to the policies set forth by the President of the Company, and to the consent of the President  when required by the terms of this contract, and in conformity with the By-laws of the Company.

(b) During the period of Executive’s Executive Employment, Executive shall devote sufficient time necessary to fulfill the duties of the offices held..  If elected, he shall serve as a director and/or officer of the Company and any of its subsidiaries and affiliates (hereinafter collectively referred to as “Company Subsidiaries”) and shall perform duties customarily incidental to such offices.

(c)  During the term of employment, Executive shall diligently and conscientiously devote the necessary time, attention and effort to the tasks which the President shall assign to him/her.  The expenditure of time for educational, charitable and professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required under this Agreement and shall not require the prior written consent of the President.  If the Executive is elected or appointed as a director or committee member, Executive shall serve in such capacity or capacities without further compensation unless agreed to in writing by the parties hereto.  Nothing herein shall be construed, however, to require the Executive’s election or appointment as a director or an officer.

(d) The Executive shall exert his/her best efforts and devote substantially all of his/her time and attention to the Company's affairs. The Executive shall be in charge of the operation of the Company, and shall have full authority and responsibility, subject to the general direction, approval, and control of the Company's President, for formulating policies and administering the Company in all respects..  Executive shall at all times, discharge his/her duties in consultation with, and under the supervision of, the Company’s President.  In the performance of Executive’s duties, Executive shall make his/her principal office in such place as the Company’s President and Chief Executive Officer may, from time to time, agree.

(e)  Competitive Activities and Restrictions.

(1)  During the term of this contract Executive shall not, directly or indirectly, either as an employee, company, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of Company without the prior written consent of the Company, however, this limitation shall not extend to any business dealings and relationships regarding and relating to Pacel Corporation.

(2) Executive agrees that during the term of this contract and for a period of two (2) years after termination of this Agreement, Executive shall not directly or indirectly solicit, hire, recruit, or encourage any other employee of Company to leave Company.

(3)  Restrictive Covenant.  For a period of two (2) years after the termination or expiration of this Agreement, the Executive shall not, within a radius of fifty (50) miles from the present place of the Company's corporate office at the time termination, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business similar to the type of business conducted by the Company at the time this Agreement terminates. In the event of the Executive's actual or threatened breach of this paragraph, the Company shall be entitled to a preliminary restraining order and injunction restraining the Executive from violating its provisions. Nothing in this Agreement shall be construed to prohibit the Company from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from the Executive.

(4)  For a period of twenty-four (24) months after this Agreement has been terminated for any reason, regardless of whether the termination is initiated by Company or Executive, or for a period of time equal to the length of Executive's employment with Company if such tenure is less than twenty-four (24) months, Executive will not, directly or indirectly, solicit any person, company, firm, or corporation who is or was a customer of Company during a period of five (5) years prior to the termination of Executive's employment. Executive agrees not to solicit such customers on behalf of himself or any other person, firm, company, or corporation.

(5) The Executive agrees that for a period of six (6) months after the termination of his/her employment with Company, regardless of whether the termination was initiated by Company or Executive, he will not accept employment with, or act as a consultant, contractor, advisor, or in any other capacity for, a competitor of the Company, or enter into competition with the Company, either by himself or through any entity owned or managed in whole or in part by the Executive, within a fifty (50) mile radius of Company's corporate office at the time termination, in which the Executive worked, however, this limitation shall not extend to any business dealings and relationships regarding and relating to Verge, Inc. The term ''competitor,'' as used herein, means any entity primarily engaged in the business of providing delivery and management services, or primarily engaged in any other business in which Company engages subsequent to the date of this Agreement.

(6) The parties have attempted to limit Executive's right to compete only to the extent necessary to protect Company from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that, if the scope or enforceability of the restrictive covenant is in any way disputed at any time, a court or other trier of fact may modify and enforce the covenant to the extent that it believes the covenant is reasonable under the circumstances existing at that time.

(7) Executive further acknowledges that (i) in the event Executive’s employment with Company terminates for any reason, regardless of whether the termination is initiated by Company or Executive, Executive will be able to earn a livelihood without violating the foregoing restrictions; and (ii) Executive’s ability to earn a livelihood without violating such restrictions is a material condition of Executive’s employment with Company.

(f)  Uniqueness of Executive’s Services.  Executive represents and agrees that the services to be performed under the terms of this contract are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Executive therefore expressly agrees that Company, in addition to any other rights or remedies that Company may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this contract by Executive.

3.           Vacations and Personal days.  Executive shall be entitled to annual vacations and Personal Days off excluding company holidays, during which time his/her Salary and compensation shall be paid, in a manner commensurate with his/her status as a principal executive.

4.           Salary, Compensation, Incentives and Benefits.

(a) During the period of Executive Employment, the Company shall pay to Executive a salary (“Salary”), to be fixed by the President, from time to time, during that period.  In no event, however, shall Executive’s Salary be less than the compensation presently received by Executive.  Currently and as of the date of this Agreement, Executive is paid an annual compensation of two hundred thousand dollars ($200,000) and in addition, a bonus incentive package. However, at the discretion of the President, the President can elect to compensate Executive with three times the value of any salary withheld in stock options or can accrue one half of the salary in the form of a note with five (5%) percent annual interest. The bonus incentive package will hereafter conform to the provisions of Paragraph 4(b) below.  Executive shall be in accordance with the Company’s normal payroll schedule.  In addition, to all other remuneration provided for in this Agreement, if Executive serves at any time as a Director, Executive shall be entitled to receive at the discretion of the Company, Company Subsidiaries or affiliate a Director’s fee for such services.  Salary and compensation payments shall be subject to withholding and other applicable taxes.  Annual Salary increases are to be based upon a percentage of the increase in annual revenues of the Company as further set forth hereinafter.

(b) Bonus Incentive Package.

(1) Executive will receive incentive compensation equal to one and one-half percent (1.5%) of the Company's ''income from operations,'' defined as the Company's net income before taxes, amortization of intangible assets and interest on long-term debt. Executive's incentive compensation will be calculated annually based on the Company's audited financial statements for the fiscal year, and wi1l be payable in lump sum on July 1 of each year. Such payments will be subject to normal payroll deductions for state and federal withholding and social security taxes. Company shall pay to Executive a bonus in an amount equal to 25% of Executive’s base annual salary in each of the first two (2) fiscal years that Company’s EBITDA is one dollar ($1.00) or greater.

(c) Benefits

(1) Executive may participate in all Company sponsored health, dental, 401(k) and any other plans offered by the Company. The Company shall pay all expenses related to such programs, except matching requirements in the Company 401(k) programs.

(2)  Profit-Sharing Based on Performance.

(i)  For each fiscal year of Company in which the net profits of Company exceed Two Hundred Fifty Thousand ($250,000) Dollars or the net profits of Company for that fiscal year exceed the net profits of Company for the previous fiscal year by Fifteen (15%) percent, whichever is less, Company agrees to pay Executive, within three (3) months after the close of that fiscal year, an annual profit-sharing payment equal to Six and one quarter (6.25%) percent of that excess, provided, however, that the total amount of this payment shall not exceed One Million ($1,000,000) Dollars.  For purposes of this subparagraph, the “net profits” shall be the net profits as reflected on either the audited financials or the Company’s tax returns, whichever value for the net profits is less.

(ii)  If the employment term is terminated by Company for cause, Executive shall not be entitled to any portion of the annual profit-sharing payment for the fiscal year in which that termination occurs.  However, if this contract should expire or be terminated for reasons other than cause, Executive shall be entitled to a percentage of the annual profit-sharing payment equal to the percentage of the fiscal year worked.

(iii)  For the purpose of determining the amount of the annual profit sharing bonus, the net profits of Company shall be determined by a certified accountant then employed by Company.

(3) Stock Bonus.  For each fiscal year of Company in which the net profits of Company exceed Two Hundred Fifty Thousand ($250,000) Dollars or the net profits of Company for that fiscal year exceed the net profits of Company for the previous fiscal year by Fifteen (15%) percent, whichever is less, Company agrees to transfer to Executive each year during the term of Executive Employment, within one (1) month after the close of each fiscal year during all of which the Executive served as Vice President of the Company, the number of shares of Company's stock equal in value to Seventy-Five Thousand ($75,000) Dollars.  For the purpose of determining the number of shares to be transferred to Executive, the shares shall be valued, as of the close of each fiscal year, under one of the following formulas:

(i) if the Company is not publicly traded then the value of each share shall be equal to One ($1.00) Dollar; or

(ii) if the Company is publicly traded then the value of each share shall computed at a fifteen (15%) percent discount to market based upon an average of the previous ten (10) day closing bid price.

(4) Stock Option./Stock Warrant

(i)  The Company hereby grants Executive an option to purchase shares of the Company’s Common Stock in accordance with the ”Stock Option Purchase Plan” currently under revision by the Company.

(ii) This option is not assignable.

(iii) This option may only be exercised by Executive during the term of Executive’s employment hereunder. However, in the event that the employment term is terminated by Company for reasons other than for cause, Executive shall retain the right to exercise any unused portion of the option until either the day on which this Agreement would have terminated naturally or two years from the date of termination, whichever is earlier.

(c) This Agreement shall not be in lieu of any rights, benefits and privileges to which Executive may be entitled to as an Executive of the Company under any retirement, pension, profit-sharing, insurance, hospital or other plans which may now be in effect or which may hereafter be adopted.  Executive shall have the same rights and privileges to participate in such plans and benefits as any other Executive during Executive’s period of Executive Employment.

5.           Expenses.

(a)  The Company shall reimburse Executive for any specific expenditure incurred for travel, lodging, entertainment and similar items upon the presentation to Company of an itemized account of such expenditures.  Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of Company.

6.           Indemnification. The Company shall indemnify the Executive and hold him harmless for all acts or decisions made by him in good faith while performing services for the Company and Company Subsidiaries and affiliates. The Company shall also use its best efforts to obtain coverage for him under any insurance policy now in force or hereinafter obtained during the term of this Agreement covering the other officers and directors of the Company and Company Subsidiaries and affiliates against lawsuits. The Company shall pay all expenses including attorney's fees, actually and necessarily incurred by the Executive in connection with the defense of such act, suit or proceeding, and in connection with any related appeal, including the cost of court settlements.

7.           Incapacity and Termination.

(a) "Cause" for termination shall mean (i) Employee's conviction of a felony against Employer or (ii) acts of Employee which, in the unanimous judgment of the Board, constitute willful fraud on the part of Employee in connection with his/her duties under this Agreement, including misappropriation or embezzlement in the performance of duties as an employee of the Company, or willfully engaging in conduct materially injurious to the Company and in violation of the covenants contained in this Agreement.

(b) Termination.  This Agreement may be terminated by the Company with the express approval of the President, without prior notice to Executive on account of Executive’s gross misconduct, a violation of this Agreement, habitual neglect of the Executive to perform his/her duties under this Agreement, Executive’s acts of dishonesty or other conduct which damages the reputation or standing of the Company, Executive’s unauthorized disclosure of confidential information or trade secrets, dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of Executive’s duties and Executive’s breach of Executive’s duty of loyalty to Company.

8.    Executive’s Stock Holdings in Company

(a)  Disposition of Stock during Lifetime.  Except to the extent as provided for by Rule 144 of the Securities and Exchange Act, Executive may dispose of any of the shares of stock of the Company now or hereafter owned by him.  The word "dispose" as herein used shall mean to sell, assign or transfer, with or without consideration, encumber, pledge, hypothecate, or otherwise dispose of shares of stock in the Company.

9.           Ownership in Company.  All ideas, inventions, trademarks, and other developments or improvement conceived by Executive, alone or with others, during the term of employment, whether or not during working hours, that are within the scope of Company's business operations, or that relate to any Company or Company Subsidiaries work or projects, are the exclusive property of the Company. Executive agrees to assist the Company and Company Subsidiaries, at its expense, to obtain patents on any patentable ideas, inventions, trademarks, and other developments, and agrees to execute all documents necessary to obtain the patents in the name of the Company or Company Subsidiaries.

10.           Nondisclosure.  Executive shall be dealing with Company's confidential information, inventions, trade secrets, and processes which are Company's sole and exclusive property.  Executive agrees that Executive shall neither disclose to anyone, directly or indirectly, without the prior written consent of the President, Company's confidential information nor will Executive use said confidential information outside the scope of Executive’s employment. All documents that Executive prepares and all confidential information provided to Executive as a result of or related to Executive’s employment shall, at all times, remain the exclusive property of the Company, and will remain in Company's possession on its premises. Under no circumstances, may Executive remove any confidential information or documents from Company's premises.

11.           Client Information.  The Executive acknowledges that the list of the Company's Clients and Brokers, as the Company may determine from time to time, is a valuable, special, and unique asset of the Company's business. The Executive shall not, during and after the term of his/her employment, disclose all or any part of the Executive's customer list to any person, firm, corporation, association, or other entity for any reason or purpose. In the event of the Executive's breach or threatened breach of this paragraph, the Company shall be entitled to a preliminary restraining order and an injunction restraining and enjoining the Executive from disclosing all or any part of the Company's Client list and from rendering any services to any person, firm, corporation, association, or other entity to whom all or any part of such list has been, or is threatened to be, disclosed. In addition to or in lieu of the above, the Company may pursue all other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Executive.

12.           Trade Secrets.

(a)  The parties acknowledge and agree that during the term of this agreement and in the course of the discharge of Executive’s duties hereunder, Executive shall have access to and become acquainted with financial, personnel, sales, scientific, technical and other information regarding formulas, patterns, compilations, programs, devices, methods, techniques, operations, plans and processes that are owned by Company, actually or potentially used in the operation of Company's business, or obtained from third parties under an agreement of confidentiality, and that such information constitutes Company's ''trade secrets.''

(b)  Executive specifically agrees that Executive shall not misuse, misappropriate, or disclose in writing, orally or by electronic means, any trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of Executive’s employment.

(c)  Executive acknowledges and agrees that the sale or unauthorized use or disclosure in writing, orally or by electronic means, of any of Company's trade secrets obtained by Executive during the course of Executive’s employment under this agreement, including information concerning Company's actual or potential work, services, or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Executive promises and agrees not to engage in any unfair competition with Company, either during the term of this Agreement or at any other time thereafter

(d)  Executive further agrees that all files, records, documents, drawings, specifications, equipment, software, and similar items whether maintained in hard copy or on-line relating to Company's or Company Subsidiaries’ business, whether prepared by Executive or others, are and shall remain exclusively the property of Company and that they shall be removed from the premises or, if kept on-line, from the computer systems of Company only with the express prior written consent of the Company.

13.           Use of Executive’s Name.

(a) Company shall have the right to use the name of Executive as part of the trade name or trademark of Company if it should be deemed advisable to do so. Any trade name or trademark, of which the name of Executive is a part, that is adopted by Company during the employment of Executive may be used thereafter by Company for as long as Company deems advisable.

(b) Executive shall not, either during the term of this Agreement or at any time thereafter, use or permit the use of Executive’s name in the trade name or trademark of any other enterprise if that other enterprise is engaged in a business similar in any respect to that conducted by Company, unless that trade name or trademark clearly indicates that the other enterprise is a separate entity entirely distinct from and not to be confused with Company and unless that trade name or trademark excludes any words or symbols stating or suggesting prior or current affiliation or connection by that other enterprise or its employees with Company.

14.           Non-transferability.  Neither Executive, Executive’s spouse, nor their estates shall have any right to commute, anticipate, encumber or dispose of any payment under this Agreement.  Such payments and accompanying rights are non-assignable and nontransferable, expect as otherwise specifically provided for in this Agreement.

15.           Breach of the Agreement.  In the event of any claimed breach of this Agreement, the party claimed to have committed the breach will be entitled to written notice of the alleged breach and a period of ten (10) days in which to remedy such breach. Executive acknowledges and agrees that a breach of any of the covenants contained in this Agreement will result in irreparable and continuing harm to the Company for which there will be no adequate remedy at law. The Company will be entitled to preliminary and permanent injunctive relief to restrain Executive from violating the terms and conditions of this Agreement in addition to other available remedies, at law and in equity.

(1) Executive acknowledges that: (i) compliance with Paragraphs 2(e), (f), and (g) is necessary to protect the Company's business and good will; (ii) a breach of those Paragraphs will irreparably and continually damage Company; and (iii) an award of money damages will not be adequate to remedy such harm.

(2) Consequently, Executive agrees that, in the event he breaches or threatens to breach any of these covenants, Company shall be entitled to both: (i) a preliminary or permanent injunction in order to prevent the continuation of such harm; and (ii) money damages, insofar as they can be determined, including, without limitation, all reasonable costs and attorneys' fees incurred by the Company in enforcing the provisions of this Agreement. Nothing in this Agreement, however, shall prohibit Company from also pursuing any other remedy.

(3) If, after the expiration of the two (2) year period referred to in Paragraph 2(e) hereof, Executive becomes affiliated with any business that competes with Company, either as a shareholder, manager, partner, creditor, employee, consultant, agent or independent contractor, or a customer or account of Company becomes a customer or account of the competing business with which Executive is affiliated, this fact shall be presumptive evidence that Executive has breached the terms of this Agreement, and the burden of proving otherwise shall rest upon Executive.

(4) As money damages for the period of time during which Executive violates these covenants, Company shall be entitled to recover the full amount of any fees, compensation, or other remuneration earned by Executive as a result of any such breach.

16.           Binding Effect.  This Agreement shall inure to the benefit of, and be binding upon, the Company, its successors and assigns, including without limitation, any person, partnership, company or corporation which may acquire substantially all of the Company’s assets or business or with or into which the Company may be liquidated, consolidated or otherwise combined.  In addition, this Agreement shall inure to the benefit of, and be binding upon, Executive, Executive’s heirs, distributes and personal representatives.

17.           Waiver.  The failure of either party to insist in any one or more instances upon performance of any term or condition of this Agreement shall not be construed as a waiver of future performance.  The obligations of either party with respect to such term, covenant or condition shall continue in full force and effect.

18.    Notice.  Any notice given hereunder shall be in writing and delivered or mailed by first class mail and either reputable overnight delivery service or registered certified mail return receipt requested to the parties at the following addresses:

For the Executive The address of record contained in the payroll records of the company.	For the Company The current corporate office address as reported on the most recent public filing.

21.           Binding Effect.  This Agreement shall inure to the benefit of, and be binding upon, the Company, its successors and assigns, including without limitation, any person, partnership, company or corporation which may acquire substantially all of the Company’s assets or business or with or into which the Company may be liquidated, consolidated or otherwise combined.  In addition, this Agreement shall inure to the benefit of, and be binding upon, Executive, Executive’s heirs, distributes and personal representatives.

22.           Waiver.  The failure of either party to insist in any one or more instances upon performance of any term or condition of this Agreement shall not be construed as a waiver of future performance.  The obligations of either party with respect to such term, covenant or condition shall continue in full force and effect.

23.           Entire Agreement.  This Agreement supersedes all previous agreements between Executive and Company and contains the entire understanding and agreement between the parties with respect to its subject matter.  This Agreement cannot be amended, modified or supplemented in any respect except by a subsequent written agreement entered into by both Executive and Company.

24.           Headings.  Headings in this Agreement are for convenience purposes only and shall not be used to interpret or construe its provisions.

25           Governing Law.  This Agreement shall be construed in accordance with and be governed by the laws of the sate of North Carolina.

26           Arbitration.  Any dispute or claim arising from or in any way related to this agreement shall be settled by arbitration in state of residence of the Executive. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association or similar reputable arbitration service ("AAA"). AAA shall designate a panel of three arbitrators from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration.  A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.  The decision of the arbitrators shall be rendered within sixty (60) days of submission of any claim or dispute, shall be in writing and mailed to all the parties included in the arbitration.  The decision of the arbitrator shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

27           Severability.  If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

IN WITNESS HEREOF, the parties have executed this Agreement the day and year above written.

Executive	Company

/s/ PAUL HALTER	/s/ GARY MUSSELMAN
Signature	The Resourcing Solutions Group, Inc.
By: Gary Musselman
President/CEO